Amendment and Restatement Agreement Dated 19 December 2024 Between Greenlight Reinsurance, Ltd. and Citibank Europe plc

4884-9572-5266, v.8

Contents
1    Definitions and interpretation..................................................................................… 1
2    Amendment and restatement...................................................................................… 2
3    Company Confirmations...........................................................................................… 2
4    Representations and warranties..............................................................................… 2
5    Further action................................................................................................................ 2
6    Costs and expenses..................................................................................................… 3
7     Miscellaneous.............................................................................................................…3
8    Governing law and jurisdiction.....................................................................................3
Execution Pages..................................................................................................................................1
Appendix 1 Amended and Restated Master Agreement............................................................…..5

        Page (i)
4884-9572-5266, v.8

Amendment and Restatement Agreement
This amendment and restatement agreement (this Agreement) is dated 19 December 2024 and is made between:
(1)Greenlight Reinsurance, Ltd., an exempted company incorporated in the Cayman Islands with registered number 137831 and its registered office at Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, Georgetown, PO Box 2681, Grand Cayman KY1-1111, Cayman Islands (the Company); and

(2)Citibank Europe Plc, a company incorporated in Ireland acting through its office at 1 North Wall Quay, Dublin 1, Republic of Ireland (the Bank),
together, the Parties and each a Party.
Recitals
(A)The Parties have entered into an Insurance Letters of Credit – Master Agreement (Form 3/CEP) dated 20 August 2010 (the Master Agreement).
(B)In connection with the Master Agreement, the Parties are proposing to enter into an uncommitted letter of credit facility letter dated on or around the date of this Agreement (the Uncommitted Facility Letter) which, together with the Master Agreement, will set out the terms on which the Bank makes available to the Company an uncommitted letter of credit issuance facility (the Uncommitted Facility).
(C)The Parties have entered into this Agreement to set out the terms on which the Master Agreement shall be amended and restated to, among other things, reflect the agreed commercial terms to apply to the Uncommitted Facility on and from the Effective Date (as defined below).
It is agreed as follows.
1Definitions and interpretation
1.1    Definitions
Unless the context otherwise requires or unless otherwise defined in this Agreement, words and expressions defined in the Master Agreement have the same meanings in this Agreement. In addition, in this Agreement:
(a)Effective Date means the date of this Agreement; and
(b)RDA means the reinsurance deposit agreement made between CEP and the Company dated 20 August 2010.
1.2    Interpretation
1.2.1Unless a contrary indication appears, a reference in this Agreement to:
(a)a Party or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees;
(b)this Agreement, a Facility Document or any other agreement or instrument is a reference to this Agreement, that Facility Document or other agreement or instrument as amended, novated, supplemented, extended or restated;
(c)a person includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);
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(d)a provision of law is a reference to that provision as amended or re-enacted; and
(e)including shall not be interpreted narrowly but shall be interpreted to mean "including (but not limited to)" or "including without prejudice to the foregoing", and "include" and "included" shall be interpreted accordingly.
1.1Clause, schedule and appendix headings are for ease of reference only.
1.2.2Unless the context otherwise requires, references in this Agreement to Clauses, the Schedules and the Appendices are references to clauses of, and the schedule and the appendices to, this Agreement.
1.3Third party rights
The Parties do not intend that any term of this Agreement may be relied on or enforced solely by virtue of the Contracts (Rights of Third Parties) Act 1999 by any person who is not a Party. The Parties may change, replace or terminate this Agreement without the consent of any other person.
2Amendment and restatement
2.1.1With effect on and from the Effective Date the Master Agreement shall be amended and restated in the form set out in Appendix 1 (Amended and Restated Master Agreement) (the Amended and Restated Master Agreement).
3Company Confirmations
3.1Without prejudice to the Bank’s rights that have arisen on or before the Effective Date, the Company confirms that, on and after the Effective Date:
(a)save as expressly amended by this Agreement, the Master Agreement will remain in full force and effect and will be read and construed as one document with this Agreement;
(b)each other Facility Document to which it is a party will remain in full force and effect; and
(c)the RDA will remain in full force and effect and will secure and will continue to secure all liabilities which are expressed to be secured by it, including (on and after the Effective Date) all of its liabilities under the Amended and Restated Master Agreement.
4Representations and warranties
The Company makes the representations and warranties set out in clause 3 (Representations and warranties) of the Master Agreement on the date of this Agreement by reference to the facts and circumstances then existing, and on the basis that any reference in those clauses to “this Agreement”, “this Letter” or “the Facility Documents” (or any equivalent reference) shall be construed so as to include this Agreement and the Amended and Restated Master Agreement.
5Further action
The Company shall, at its own expense, promptly execute any further documents and do all acts and things which may be necessary from time to time in the reasonable opinion of the Bank to establish, maintain and protect the rights of the Bank under and in connection with this Agreement and the other Facility Documents or to protect, preserve and perfect the security intended to be created by or pursuant to the RDA or generally to carry out and procure the carrying out of the intent of this Agreement and the other Facility Documents.
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6Costs and expenses
The Company shall reimburse the Bank for the amount of all reasonable invoiced out-of-pocket costs and expenses (including legal fees) incurred by it in connection with this Agreement.
7Miscellaneous
7.1The provisions of clause 10 (Notices) of the Master Agreement shall apply mutatis mutandis to any communications between the Bank and the Company under or in connection with this Agreement as if set out in full in this Agreement.
7.2No failure to exercise, nor any delay in exercising, on the part of the Bank, any right or remedy under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.
7.3The terms of this Agreement may not be waived, modified or amended unless such waiver, modification or amendment is in writing and signed by the Bank and the Company. The Company will not assign or transfer any of its rights or obligations (or both) under this Agreement without the Bank’s prior written consent.
7.4The Parties designate each of this Agreement and the Amended and Restated Master Agreement as a Facility Document.
7.5The Parties agree that any provision of the Master Agreement or the Uncommitted Facility Letter that applies to a Facility Document shall apply to this Agreement as if set out in full in this Agreement (save to the extent that such provision would be inconsistent with the terms of this Agreement) and so that references in any such provision to:
(a)“this Agreement”, “the Facility Documents” or a “Facility Document” shall be construed so as to include this Agreement; and
(b)“the Parties” or a “Party” shall be construed as references to the parties or a party (as the case may be) to this Agreement.
8Governing law and jurisdiction
8.1This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.
8.2The courts of England shall have exclusive jurisdiction to determine any dispute arising in connection with this Agreement (and unless provided otherwise, any document entered into in connection with it), including disputes relating to any non-contractual obligations.
8.3The Company designates the address below as its address for service of all claim forms, application notices, judgments, orders or other notices of English legal process relating to this Agreement and any other Facility Document governed by English law.
Corporation Service Company (UK) Limited at 5 Churchill Place, 10th Floor, London, United Kingdom, E14 5HU
Items served at this address must be marked for the attention of the Company.
The Company must have the same address for service and it must be an address in London, United Kingdom. If the Company wishes to change their address for service, the Company may do so by giving the Bank at least 10 Business Days' written notice of the new address for service.
This Agreement has been entered into on the date stated at the beginning of this Agreement.
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Signature pages

Signature pages to the Amendment and Restatement Agreement

Signed for and on behalf of Greenlight Reinsurance, Ltd by:	/s/ Faramarz Romer Name: Faramarz Romer Position: Chief Financial Officer /s/ David Sigmon Name: David Sigmon Position: General Counsel

Amendment and Restatement Agreement - signature page (Greenlight Reinsurance Ltd)
4884-9572-5266, v.8

Signed for and on behalf of Citibank Europe Plc by:	/s/ Michael Ashworth Name: Michael Ashworth Position: Senior Vice President
Amendment and Restatement Agreement - signature page (Citibank Europe Plc)
4884-9572-5266, v.8

Appendix 1
Amended and Restated Master Agreement

Insurance Letters of Credit – Master Agreement
Form 3/CEP

AGREEMENT ORIGINALLY DATED 20 AUGUST 2010 AS AMENDED AND RESTATED PURSUANT TO AN AMENDMENT AND RESTATEMENT AGREEMENT DATED     2024 (THIS “AGREEMENT”)

BETWEEN:

(1)GREENLIGHT REINSURANCE, LTD. an exempted company incorporated in the Cayman Islands with registered number 137831 and its registered office at Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, Georgetown, PO Box 2681, Grand Cayman KY1-1111, Cayman Islands (“the Company”);

AND

(2)CITIBANK EUROPE PLC (“CEP”) whose offices and registered address are at 1
    North Wall Quay, I.F.S.C., Dublin 1, Ireland.

PREAMBLE

Subject to the Company's satisfaction of the terms and conditions contained in this Agreement, CEP agrees to establish letters of credit or similar or equivalent acceptable instruments (each a “Credit” and collectively the “Credits”) on behalf of the Company in favour of beneficiaries located in the United States of America or elsewhere (the “Beneficiary” or “Beneficiaries” as relevant). In furtherance of this Agreement, the parties have separately agreed the contractual or security arrangements that will apply in respect of the Company's obligations under or pursuant to this Agreement. For the avoidance of doubt, in the event of any inconsistency between the terms of this Agreement and the terms of an Uncommitted Facility Letter, the terms of the Uncommitted Facility Letter shall prevail.

1AGREEMENT

It is agreed between us in relation to each Credit that:-

1.1In order to establish a Credit, the Company is required to submit an application form to CEP (the “Application Form”). The Application Form must (a) be in such form as CEP is willing to accept for this purpose; Application Forms may, subject to CEP's agreement, be received via any electronic system(s) or transmission arrangement(s); (b) be completed by or on behalf of the Company in accordance with the terms of the Company's banking mandate(s) or other authorities lodged with CEP or in accordance with arrangement(s) made with CEP from time to time; and (c) indicate therein the name of the Beneficiary and the amount and term of the Credit required. Upon receipt of an Application Form that satisfies the above criteria, CEP shall establish on behalf of the Company an irrevocable clean sight Credit (or such other form of Credit as may be required by the Application Form relating thereto) available, in whole or in part, by the Beneficiary's sight draft (the Company hereby agreeing that CEP may accept as a valid “sight draft” any written or electronic demand or other request for payment under the Credit, even if such demand or other request is not in the form of a negotiable instrument) on CEP or otherwise as may be required by the terms of the Credit; provided, however, that:

(i) the opening of any Credit hereunder shall, in every instance, be at CEP's option and nothing herein shall be construed as obliging CEP to open any Credit;

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(ii) prior to the establishment of any Credit or in order to maintain a Credit the Company undertakes as follows:

(a)    forthwith at CEP's request to deposit, at an Approved Bank, in an account or accounts in the Company's name, cash or securities or a combination of cash and securities as per the Reinsurance Deposit Agreement or as otherwise agreed between the parties, of such amount and in such combination as CEP may require (a “Deposit”). “Approved Bank” for the purposes of this Clause 1.1(ii)(a) shall mean one or more of the following: - (i) Citibank, N.A. at their branch at Citigroup Centre, Canada Square, Canary Wharf, London E14 5LB; (ii) a bank approved by CEP; or, (iii) such other Citigroup branch or approved bank as CEP may designate and notify to the Company; and

(b) should a Deposit have been requested, to execute CEP's standard form charge documentation in relation to the accounts opened pursuant to Clause 1.1(ii)(a) above.

1.2     Without prejudice to the generality of Clause 1.1(i), the opening of any Credit hereunder shall be dependent upon CEP being satisfied, in its absolute discretion, that a Deposit has been carried out and that the documentation required to be executed under Clause 1.1(ii)(b) has been validly executed by the Company.

1.3     The Company undertakes to reimburse CEP, promptly following demand (and in any event within five (5) Business Days), the amount of any and all drawings (including, for the avoidance of doubt, drawings presented electronically) under each Credit.
1.4     The Company undertakes to indemnify CEP, promptly following demand, for and against all actions, proceedings, losses, damages, charges, costs, expenses, claims and demands which CEP may incur, pay or sustain in connection with each Credit and/or this Agreement, howsoever arising (unless resulting from CEP's own gross negligence or wilful misconduct).
1.5    The Company undertakes to pay CEP, on demand, such fees and/or commissions of such amount(s) and/or at such rate(s) as have been agreed in a Fee Letter between CEP and the Company as payable in connection with each Credit.
1.6     The Company hereby irrevocably authorises CEP to make any payments and comply with any demands which may be claimed from or made upon CEP in connection with any Credit without any reference to, or further authority from, the Company against presentation of a draft or other document that in CEP's good faith judgment appeared to comply with the terms and conditions of the applicable Credit. The Company hereby agrees that it shall not be incumbent upon CEP to enquire or take notice of whether or not any such payments or demands claimed from or made upon CEP in connection with each Credit are properly made or whether any dispute exists between the Company and the Beneficiary thereof. The Company further agrees that any payment CEP makes in accordance with the terms and conditions of each Credit shall be binding upon the Company and shall be accepted by the Company as conclusive evidence that CEP was liable to make such payment or comply with such demand.
1.7     References to CEP may include its branches, subsidiaries and/or affiliates including its successors and assigns under this Facility.

2DEFINITIONS

"Bank Group Member" means CEP and any of its affiliates from time to time.
"Code" means the US Internal Revenue Code of 1986.
“Correspondent” means, in relation to a Credit, a third party correspondent referred to in Clause 8.2 which has issued or, as the context requires, it is proposed will issue that Credit at the request of CEP.
“Default Interest Rate” means, at any time, a daily fluctuating interest rate per annum equal to two point five percent per annum above:
(a)in respect of an overdue amount expressed to be payable in US$, the secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published by the Federal

Reserve Bank of New York (or any other person which takes over the publication of that rate); or
(b)in respect of an overdue amount expressed to be payable in a currency other than US$, a base rate in that currency as selected by the Bank, provided that if at any time any such base rate is less than 0%, then it shall be deemed to be 0%.
“Facility” means the Credit issuance facility made available by CEP to the Company pursuant to the terms of the Facility Agreement.
“Facility Agreement” means the agreement comprising an Uncommitted Facility Letter and this Agreement.
“Facility Document” means (a) each Uncommitted Facility Letter, (b) this Agreement, (c) each RDA, (d) each Fee Letter; and (e) any other document designated as such from time to time by CEP and the Company.
"FATCA" means (a) sections 1471 to 1474 of the Code or any associated regulations or other official guidance (b) any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above or (c) any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.
“FATCA Deduction” means a deduction or withholding from a payment under a Facility Document required by FATCA.

“Fee Letter” means each of (a) the uncommitted facility fee letter dated 19 December 2024 made between CEP and the Company; and (b) any other fee letter made between CEP and the Company and relating to the Uncommitted Facility Letter.

"Increased Cost" means:

(a)a reduction in the rate of return from the Facility or on the overall capital of CEP or any of its affiliates;
(b)an additional or increased cost; or
(c)a reduction of any amount due and payable under the Facility, which is incurred or suffered by CEP or any of its affiliates to the extent that it is attributable to CEP funding or performing its obligations under the Facility.
“RDA” means each of (a) the reinsurance deposit agreement made between the Company and CEP dated 20 August 2010; and (b) any other reinsurance deposit agreement made between the Company and CEP in connection with any Uncommitted Facility Letter or this Agreement.

“Spot Rate” means the spot rate of exchange, as CEP may reasonably determine, for the purchase of the relevant currency with another currency in the London foreign exchange market at or about 11am on a particular day.

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Facility Document other than a FATCA Deduction.
“Uncommitted Facility Letter” means (a) the uncommitted facility letter dated 19 December 2024 and made between the parties, and (b) any other document designated as being an Uncommitted Facility Letter by CEP and the Company.

3REPRESENTATIONS AND WARRANTIES

3.1The Company represents and warrants to CEP and undertakes that on the date of this Agreement:

(a)     it has and will at all times have the necessary power to enable it to enter into and perform the obligations expressed to be assumed by it under this Agreement;

(b)     the Agreement constitutes its legal, valid, binding and enforceable obligation effective in accordance with its terms, subject to (x) the effect of any applicable bankruptcy, insolvency, reorganisation, moratorium or similar law affecting creditors' rights generally and (y) the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law); and

(c)     all necessary authorisations to enable or entitle it to enter into this Agreement have been obtained and are in full force and effect and will remain in such force and effect at all times during the subsistence of this Agreement;

3.2The Company represents and warrants to CEP that on the date of this Agreement:
(i)     it is not unable to pay its debts as they fall due;
(ii)    it has not been deemed or declared to be unable to pay its debts under any applicable law;
(iii)     it has not suspended making payments on any of its debts;
(iv)     it has not, by reason of actual or anticipated financial difficulties, commenced negotiations with any of its creditors with a view to rescheduling any of its indebtedness;
(v)     the value of its assets is not less than its liabilities (taking into account contingent and prospective liabilities):
(vi)     no moratorium has been declared in respect of any of its indebtedness; and
(vii)     no analogous or similar event or concept to those set out in this Clause 3.2 has occurred or is the case under the laws of any jurisdiction.

4EXTENSION/TERMINATION

4.1
(a)     Any Credit established hereunder may, if requested by the Company on the relevant Application Form and subject to CEP's consent, bear a clause to the effect that it will automatically be extended for successive periods of one year (or such other period as may be stated in the relevant Application Form) UNLESS the Beneficiary has received from the bank or institution issuing the Credit (the “Issuing Bank”) by registered mail (or other appropriate receipted delivery) notification of intention not to renew such Credit at least 60 days (or such longer period as may be stated in the relevant Application Form) prior to the end of the original term or, as the case may be, of a period of extension (the “Notice Period”).
(b)     The Issuing Bank shall be under no obligation to the Company to send the Beneficiary such notification (and without such notification to the Beneficiary the Credit will be automatically extended as provided above) UNLESS the Company shall have sent notification to CEP by registered mail (or other means acceptable to CEP) of its election not to renew such Credit at least 60 days prior to the commencement of the Notice Period.
(c)     CEP reserves the right, at its sole option and discretion, to give or procure the giving at any time to the Beneficiary of notification of intention not to renew any Credit. If CEP exercises such said right, it will give the Company notice in writing thereof as soon as is reasonably possible.

5UCP/ISP

CEP may, at its sole option, arrange for the issuance of any Credit as being subject to either (i) the ICC Uniform Customs and Practice for Documentary Credits 2007 Revision (ICC Publication number 600) as may be amended, reissued or replaced from time to time (“the UCP”) or (ii) the ICC International Standby Practices in force as at 1 January 1998 (ICC publication number 590) as may be amended, reissued or replaced from time to time (the “ISP”), (or any subsequent version of either); provided however that CEP may agree such modifications thereof as may be required by any regulatory or other authority having jurisdiction as to the acceptability of the Credit in question.

6PREVIOUS AGREEMENTS

6.1Unless otherwise agreed between the parties in writing, the previous agreement(s) (if any) entered into between them (other than those at any time governed by a “Master Agreement —London Market Letter of Credit Scheme” or substantially equivalent agreement) governing Credits established by CEP on the Company's behalf in favour of Beneficiaries shall, on due execution by the parties of this Agreement, cease to apply to all such Credits, which Credits shall henceforth be governed by this Agreement.

6.2For the avoidance of doubt any letter or letters of credit or similar or equivalent instrument or instruments (the “Existing Credit(s)”) which has or have been established or opened pursuant to the terms of any previous agreement(s) entered into between the Company and Citibank, N.A. governing the Existing Credits (including any security arrangements that apply in respect of any obligation under or pursuant to such previous agreement(s)) (the “Existing Agreement(s)”) shall continue in force until cancelled. The Existing Agreement(s) shall continue to apply to the Existing Credit(s) until all the Existing Credit(s) have been cancelled. The Company undertakes, on CEP's request, to take all reasonable steps to procure that any cancelled Existing Credit(s) are destroyed or returned to Citibank N.A.

7CREDIT CHOICE OF LAW

If, at the Company's request, a Credit expressly chooses a state or country law other than New York, U.S.A. or English law, or is silent with respect to the UCP, the ISP or a governing law, CEP shall not be liable for any payment, cost, expense or loss resulting from any action or inaction it takes provided such action or inaction is justified under UCP, ISP, New York law, English law or the law governing the Credit.

8BRANCHES/CORRESPONDENT BANKS

8.1The Company acknowledges that CEP may carry out any of its obligations or exercise any of its rights under this Agreement through any of its offices or branches, wheresoever situated.

8.2The Company further understands that CEP reserves the right to issue any Credit through any third-party correspondent bank of its choice (provided that such correspondent bank is approved by the National Association of Insurance Commissioners) and/or to have any Credit confirmed by Citibank, N.A. In such circumstances, CEP will be required to guarantee reimbursement to such correspondent and/or Citibank, N.A. of any payments which such correspondent and/or Citibank, N.A. may make under the Credit in question and such guarantee (howsoever described) shall be treated mutatis mutandis as a Credit for the purpose of this Agreement.

9INCREASES ETC/REINSTATEMENTS

The provisions of the foregoing Clauses shall be equally applicable to any increase, extension, renewal, partial renewal, modification or amendment of, or substitute instrument for, any Credit to which they apply. If for any reason any amount paid under any Credit is repaid, in whole or in part, by the Beneficiary thereof, CEP may, in its sole discretion, treat (or procure the treatment of) such repayment as a reinstatement of an amount (equal to such repayment) under such Credit. The value date CEP applies to any such reinstatement shall not be earlier than the date of such repayment and CEP shall not be liable for losses of any nature which the Company may suffer or incur and/or which may arise from any inadvertent or erroneous drawing.

10NOTICES

10.1Any demand, request, notice or other communication to be made in connection with any Facility Document must be made in the English language unless otherwise stated and to the address or number and for whose attention as shall have been notified in advance by the parties to each other for that purpose. Any notice shall only be effective if made in writing by either fax, hardcopy letter or an agreed form of electronic communication including SWIFT or CitiDirect (as applicable).

10.2The contact details, as at the date of this Agreement are:

For the Company: Greenlight Reinsurance, Ltd
FAO: Chief Financial Officer
Address: 65 Market St,Camana Bay, P.O. Box 31110, KY1-1205, Grand Cayman, Cayman Islands
Email: faramarz@greenlightre.ky
Telephone: +1 239 310 3679 / +1 345 525 2058

For the Bank: Citibank Europe Plc
FAO: Insurance Letter of Credit Department
Address: 1 North Wall Quay, Dublin 1, Republic of Ireland
Email: iloccsu@citi.com
Telephone: +353 1 622 5570
Fax: +353 1 247 6389

or to such other contact details as either party shall provide from time to time with at least five Business Days' prior notice.

10.3CEP shall be entitled to rely upon without further enquiry, any communication which CEP believes in good faith to be given or made by the Company, irrespective of any error or fraud contained in the communication or the identity of the individual who sent the communication, and the Company shall indemnify and hold CEP harmless from and against all actions, proceedings, costs, claims, demands, expenses or losses of any nature (direct or indirect) which CEP may suffer, incur or sustain as a consequence of accepting and/or acting upon any such communication.

10.4In this Clause 10, “Business Day” shall be construed as a reference to a day (other than a Saturday or a Sunday) on which banks are generally open in London and the Cayman Islands.

11INTEREST

11.1If the Company fails to reimburse CEP pursuant to Clause 1.3, the Company shall pay interest on the unreimbursed amount at the Default Interest Rate from the due date until the date of reimbursement by the Company.

11.2Interest due from the Company shall:

(A)be calculated and accrue from day to day;

(B)be calculated on the basis of the actual number of days elapsed and a 360 day year (or such other day count convention as is market practice for the relevant currency); and

(C)be payable both before and after judgment.

12ASSIGNMENT/NOVATION

12.1CEP has a full and unfettered right (a) to assign or otherwise dispose of the whole or any part of its rights and/or benefits under this Agreement or (b) (subject to Clauses 12.2 to 12.5) to novate its rights and obligations under this Agreement, in each case to a Permitted Transferee. The words "CEP" and "CEP’s" wherever used in Clauses 12.2 to 12.5 shall be deemed to include CEP’s permitted assignees and novatees and other successors, whether immediate or derivative, who shall be entitled to enforce and proceed upon this Agreement in the same manner as if named herein. CEP shall be entitled to impart any information concerning the Company to any such permitted assignee, novatee or other successor or any participant or proposed permitted assignee, novatee, successor or participant. In connection with any such assignment or novation, CEP may disclose to the assignee or transferee or proposed assignee or proposed transferee any information relating to the Company furnished to CEP by or on behalf of the Company, provided that, prior to any such disclosure, the assignee or transferee or proposed assignee or proposed transferee shall agree to be subject to the same confidentiality obligations applicable to CEP with respect to any confidential information related to the Company and shall enter into a confidentiality agreement to such effect with CEP under which the Company is designated a third party beneficiary with the right to enforce the terms of such confidentiality agreement.

12.2The person who is for the time being liable to perform CEP's obligations under this Agreement (a “Transferring Bank”) shall be entitled to novate at any time, upon service of a notice on the Company in the form attached as Schedule 1 to this Agreement (a “Novation Notice”), any or all of its rights and obligations under, and the benefit of, this Agreement to any Permitted Transferee. With effect from the date on which a Novation Notice is executed by the Transferring Bank and the Permitted Transferee and served on the Company (the “Novation Date”), the provisions of Clause 12.3 shall have effect (but not otherwise).

12.3With effect from (and subject to the occurrence of) the Novation Date:

(a)     the Permitted Transferee shall be bound by the terms of this Agreement (as novated) in every way as if the Permitted Transferee was and had been a party hereto in place of the Transferring Bank and the Permitted Transferee shall undertake and perform and discharge all of CEP's obligations and liabilities under this Agreement (as novated) whether the same fell or fall to be performed or arose or arise on, before or after the Novation Date;

(b)     the Company shall release and discharge the Transferring Bank from further performance of its obligations arising in favour of the Company on and after the Novation Date under this Agreement and all claims and demands whatsoever in respect thereof against the Transferring Bank, and the Company shall accept the liability of the Permitted Transferee in respect of such obligations in place of the liability of the Transferring Bank;

(c)     the Transferring Bank shall release and discharge the Company from further performance of its obligations arising in favour of the Transferring Bank on and after the Novation Date under this Agreement and all claims and demands whatsoever in respect thereof by the Transferring Bank; and

(d)     the Company shall be bound by the terms of this Agreement (as novated) in every way, and it shall undertake and perform and discharge in favour of the Permitted Transferee each of its obligations whether the same fell or fall to be performed or arose or arise on, before or after the Novation Date and expressed to be owed to CEP.

12.4Without prejudice to the automatic novation of the Transferring Bank's rights and obligations pursuant to Clause 12.3, the Company undertakes to sign and return promptly each acknowledgement of the Novation Notice from time to time delivered to it promptly following receipt of the same from the Transferring Bank.

12.5For the purposes of this Clause 12 a “Permitted Transferee” shall mean:

(a)     any holding company, subsidiary or affiliate of Citigroup Inc.; or
(b)     subject to the Company's consent (such consent not to be unreasonably withheld or delayed),any other third party.

13SET-OFF

13.1At any time that the Company is in default under any Facility Document, or as otherwise permitted by applicable law, CEP may set off any indebtedness or obligation (whether matured, unmatured, actual, contingent, conditional or otherwise) due from the Company to CEP arising under, or in relation to, any agreement, transaction or matter (including under any Facility Document) against any indebtedness or obligation (whether matured, unmatured, actual, contingent, conditional or otherwise) owed by CEP to the Company arising under, or in relation to, any agreement, transaction or matter (including an obligation under any Facility Document), regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, CEP may convert either obligation at the Spot Rate. CEP agrees to notify the Company promptly after any such set-off and application; provided that the failure to give such notice shall not affect the validity of such set-off and application.

13.2The Company irrevocably and unconditionally authorises Citibank, N.A. (including any of its branches) upon being instructed to do so at any time by CEP to debit any account held in the Company's name with Citibank, N.A. for an amount equal to any indebtedness or obligation of the Company referred to in Clause 13.1 and following receipt of such an instruction from CEP Citibank, N.A. shall promptly debit that account for that amount and pay such amount to CEP (without any reference to or further authority from the Company and without any enquiry as to the justification for the instruction or the validity of the same), and CEP shall apply such monies towards payment of any indebtedness or obligation of the Company referred to in Clause 13.1. Citibank, N.A. (including any of its branches) is authorised to disclose any information in relation to any such account to CEP at CEP’s request.

14DEDUCTIONS

14.1All payments to be made by the Company under any Facility Document shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

14.2If CEP needs notionally to convert a sum denominated in one currency into another currency, it shall do so using the Spot Rate.

15TAX: INCREASED COSTS

15.1Tax gross-up

(a)     The Company shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)     The Company shall promptly upon becoming aware it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify CEP accordingly.

(c)     If a Tax Deduction is required by law to be made by the Company, the amount of the payment due from the Company shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)     If the Company is required to make a Tax Deduction, the Company shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)     Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Company shall deliver to CEP evidence reasonably satisfactory to CEP that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

15.2Tax indemnity

(a)     The Company shall (within three Business Days of demand by CEP) pay to CEP an amount equal to any loss, liability or cost which CEP reasonably determines will be or has been (directly or indirectly) suffered for or on account of Tax by CEP in respect of a Facility Document.

(b) Paragraph (a) above shall not apply:

(i)     with respect to any Tax assessed on CEP:
(1)     under the law of the jurisdiction in which CEP is incorporated or, if different, the jurisdiction (or jurisdictions) in which CEP is treated as resident for tax purposes; or
(2)    under the law of the jurisdiction in which CEP’s facility office or other permanent establishment is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by CEP; or
(ii)     to the extent a loss, liability or cost is compensated for by an increased payment under Clause 15.1 or a payment under Clause 15.3 (Stamp taxes) or Clause 15.4( VAT) or which would have been compensated for by a payment under those clauses but for an exclusion therein.
15.3Stamp taxes: The Company shall (within three Business Days of demand by CEP) pay to CEP an amount equal to any cost, loss or liability CEP incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Facility Document other than any such taxes that are payable in respect of an assignment, transfer, novation or other disposal by CEP of its rights and obligations under a Facility Document. .
15.4VAT: All amounts expressed to be payable by the Company under any Facility Document shall be deemed to be exclusive of any value added tax, goods and services tax or similar tax ("VAT"), and if any such VAT is or becomes chargeable on any supply made by to the Company under any Facility Document and CEP is liable to account for the VAT to a relevant tax authority, the Company shall pay to CEP (in addition to and at the same time as paying the consideration for such supply) an amount equal to the amount of such VAT (and CEP must promptly provide an appropriate VAT invoice to the Company).
15.5Increased costs: Subject to Clause 15.6 the Company shall, within three Business Days of a demand by CEP, pay CEP the amount of any Increased Costs incurred by CEP or any of its affiliates as a result of:
(a)     the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation; or
(b)     compliance with any law or regulation,
made after the date of this Agreement.
15.6Exceptions: Clause 15.5 does not apply to the extent any Increased Cost is (a) attributable to a Tax Deduction required by law to be made by the Company, (b) a FATCA Deduction or (c) compensated for by a payment under Clauses 15.2, 15.3 or 15.4 (or would have been compensated for by a payment under those clauses but was not so compensated solely because any of the exclusions in them applied).
15.7FATCA Deduction:
(a)    Each Party may make any FATCA Deduction it is required by FATCA to make, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction. A Party which becomes aware that it must make a FATCA Deduction in respect of a payment to another party (or that there is any change in the rate or the basis of such FATCA Deduction) shall promptly notify that party and CEP.
16CURRENCY INDEMNITY

16.1If any sum due from the Company under the Facility Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

(a)     making or filing a claim or proof against the Company; or

(b)     obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Company shall as an independent obligation, within three Business Days of demand, indemnify CEP against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between the rate of exchange used to convert that Sum from the First Currency into the Second Currency and the rate or rates of exchange available to that person at the time of its receipt of that Sum.

16.2The Company waives any right it may have in any jurisdiction to pay any amount under the Facility Documents in a currency or currency unit other than that in which it is expressed to be payable.

17DATA PROTECTION

17.1Compliance with law: Each party will comply with applicable data protection and privacy laws in processing personal data in connection with its activities under this Agreement. Each party acknowledges and agrees that each act as a separate and independent data controller in respect of its processing of personal data under this Agreement and that each party is responsible for its own compliance with its obligations as an independent data controller under applicable data protection and privacy laws.

17.2Mutual cooperation: Each party will promptly notify, and reasonably cooperate with and provide information to, the other party in respect of any data subject requests, communications from supervisory authorities, or notifiable personal data breaches relating to the processing of personal data under this Agreement, in each case to the extent reasonably necessary to enable the other party to meet its obligations to data subjects and/or supervisory authorities.

17.3Definitions: The terms ‘personal data’, ‘personal data breach’, ‘processing’, ‘data subject’ and ‘supervisory authority’ shall have the respective meanings set forth in the General Data Protection Regulation (EU) 2016/679, as amended or superseded from time-to-time.

18RECOGNITION OF BAIL-IN

18.1Notwithstanding any other terms of this Agreement, any other Facility Document or any other agreement, arrangement or understanding between the parties, each counterparty (including the Company) to a BRRD Party acknowledges and accepts that any liability of a BRRD Party to it under or in connection with this Agreement or another Facility Document may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of (i) any Bail-In Action in relation to any such liability, including (without limitation) (A) a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability, (B) a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it and (C) a cancellation of any such liability and (ii) a variation of any terms of this Agreement and/or any other Facility Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

18.2For the purposes of this Clause 18: (i) "Bail-In Action" means the exercise of any Write-down and Conversion Powers. (ii) "Bail-In Legislation" means, in relation to Ireland, the European Union (Bank Recovery and Resolution) Regulations 2015 (S.I. No. 289/2015). (iii) "BRRD" means Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms. (iv) "BRRD Party" means an institution or entity referred to in point (b), (c) or (d) of Article 1(1) BRRD, including Citibank Europe plc. (v) "EEA Member Country" means any member state of the European Union, Iceland, Liechtenstein and Norway. (vi) "Resolution Authority" means any body which has authority to exercise any Write-down and Conversion Powers. (vii) "Write-down and Conversion Powers" means, in relation to Ireland, any write-down, conversion, transfer, modification or suspension power existing from time to time under, and exercised in compliance with, any law or regulation in effect in Ireland, relating to the transposition of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, including but not limited to the Bail-In Legislation and Regulation (EU) No 806/2014 and the instruments, rules and standards created thereunder, pursuant to which (A) any obligation of a bank or investment firm or affiliate of a bank or investment firm can be reduced, cancelled, modified or converted into shares, other securities or other obligations of such entity or any other person (or suspended for a temporary period) and (B) any right in a contract governing an obligation of a bank or investment firm or affiliate of a bank or investment firm may be deemed to have been exercised.

19MISCELLANEOUS PROVISIONS

19.1Subject to this Clause and to Clause 13.2 a person who is not a party to this Agreement has no rights under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce any terms of this Agreement.

19.2Citibank, N.A. may enforce the terms of Clause 13.2 subject to, and in accordance with, this Clause 13.2 and Clause 21 and the provisions of the Third Parties Act.

19.3The parties to this Agreement do not require the consent of Citibank, N.A. to rescind or vary this Agreement at any time.

19.4If Citibank, N.A. brings proceedings to enforce the terms of Clause 13.2, the Company shall only have available to it by way of defence, set-off or counterclaim a matter that would have been available by way of defence, set-off or counterclaim if Citibank, N.A. had been party to this Agreement.

19.5Citibank, N.A. may not take proceedings to enforce Clause 13.2 unless and until it gives notice in writing to the Company in any manner as is permitted by Clause 10, agreeing irrevocably to the provisions of Clause 21.

20CONFIDENTIALITY OF COMPANY INFORMATION

CEP agrees to take and to cause its affiliates to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information provided by the Company or any of its affiliates under this Agreement or any other agreement or document relating to the Credit (“Information”), and neither it nor any of its affiliates shall use any Information other than in connection with or in enforcement of this Agreement and the other agreements and documents relating to the Credit except to the extent the Information was or becomes generally available to the public other than as a result of a disclosure by CEP or its affiliates, provided that such source is not bound by a confidentiality agreement with Company known to CEP; provided, however that CEP may disclose Information (i) at the request or pursuant to any requirement of any governmental authority to which CEP is subject, and will use all reasonable endeavours in each case to give prior notice to the Company unless prohibited by law or the rules governing the process requiring such disclosure; (ii) pursuant to subpoena or other court process, and will use all reasonable endeavours to give prior notice to the Company unless prohibited by law or the rules governing the process requiring such disclosure; (iii) when required to do so in accordance with the provisions of any applicable requirement of law, and will use all reasonable endeavours to give prior notice to the Company unless prohibited by law or the rules governing the process requiring such disclosure; (iv) to the extent reasonably required in connection with the exercise of any remedy hereunder or any other agreement or document relating to the Credit; and (v) to

CEP's independent auditors and other professional advisors who agree or are directed to maintain the confidentiality of the Information.

21GOVERNING LAW/JURISDICTION

21.1The Facility Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law. Unless otherwise indicated in any Facility Document, that Facility Document and non-contractual obligations arising out of or in connection with it shall be governed by English law.

21.2The courts of England shall have exclusive jurisdiction to determine any dispute arising in connection with any Facility Document (and unless provided otherwise, any document entered into in connection with it), including disputes relating to any non-contractual obligations.

21.3The Company designates the address below as its address for service of all claim forms, application notices, judgments, orders or other notices of English legal process relating to this Agreement and any other Facility Document governed by English law.

Corporation Service Company (UK) Limited at 5 Churchill Place, 10th Floor, London, United Kingdom, E14 5HU

Items served at this address must be marked for the attention of the Company.

The Company must have the same address for service and it must be an address in London, United Kingdom. If the Company wishes to change their address for service, the Company may do so by giving the Bank at least 10 Business Days' written notice of the new address for service.

[Signature blocks intentionally omitted]

SCHEDULE 1
Form of Novation Notice for Clause 12
To:    [    ]
Date:
Dear Sirs
Insurance Letters of Credit — Master Agreement (Form 3/CEP) originally dated 20 August 2010 and as amended and restated pursuant to an amendment and restatement agreement dated [***] and made between Citibank Europe plc and [ ] (the “Agreement”).

We refer to Clause 12 of the Agreement. We hereby notify you that we wish to exercise our option to novate under Clause 12 thereof so that with effect from today's date the rights, liabilities and obligations of [name of Transferring Bank] shall be novated to [name of Permitted Transferee] in the manner set out in Clause 12 thereof.
The relevant address for the purposes of Clauses 4.1 and 10 is as follows:
[insert new address]
Yours faithfully
_______________________
for and on behalf of
[TRANSFERRING BANK]
_______________________
for and on behalf of
[PERMITTED TRANSFEREE]
[NAME OF COUNTERPARTY]:

(1)acknowledges receipt of the Novation Notice; and

(2)agrees that with effect from the date of the Novation Notice the rights, liabilities and obligations of [        ] are novated to [        ] in the manner set out in Clause 12 of the Agreement.

_______________________
for and on behalf of
[NAME OF COUNTERPARTY]